Exhibit 99.1

Q4 2019

Zynga Quarterly Earnings Letter

February 5, 2020

™

Dear Shareholders,

We look forward to discussing our Q4 2019 results during today’s earnings call at 1:30 p.m. PT. Our quarterly earnings letter below details our Q4 performance, as well as our outlook for Q1 2020 and growth opportunities for 2020 and beyond. Please note that we manage our business based on topline measures including revenue, which is comprised of the change in deferred revenue and bookings. Revenue and the change in deferred revenue are both directly affected by bookings results, and management utilizes bookings as a primary topline measure to help inform its decisions.

Executive Summary

Our strong Q4 performance capped off an outstanding year as we delivered the highest annual revenue and bookings in Zynga history. We expect to build on this momentum as we continue growing our business in 2020.

Our results demonstrate our ability to scale Zynga as we execute our multi-year growth strategy of: (1) growing our live services, (2) creating new forever franchises and (3) investing in new platforms, markets and technologies. We also see opportunities to enhance each of these growth pillars through acquisitions.

In Q4, we achieved revenue of $404 million, up 63% year-over-year, and bookings of $433 million, up 62% year-over-year. Our results were well ahead of guidance across all key financial measures driven by strength in live services, coupled with remarkably strong advertising seasonality and yields. In particular, Words With Friends and Empires & Puzzles achieved record revenue and bookings, while Merge Magic! had a successful first full quarter and is on track to become our newest forever franchise.

In 2019, we delivered a record topline performance with revenue of $1.32 billion, up 46% year-over-year, and bookings of $1.56 billion, up 61% year-over-year. Our focused execution generated our best cash flow from operations since 2011 of $263 million, up 56% year-over-year, and helped us end the year with $1.54 billion of cash and investments.

Live services were the primary driver of our 2019 results and are the foundation of our multi-year growth strategy. By consistently delivering innovative bold beats, we generated strong, recurring growth from our portfolio, led by our forever franchises. Layering on top of our live services foundation, we launched two new games – Game of ThronesTM Slots Casino and Merge Magic! – that are off to great starts and will be meaningful contributors over the coming years.

In 2020, we expect to deliver revenue of $1.6 billion, up 21% year-over-year, and bookings of $1.75 billion, up 12% year-over-year. Our live services, anchored by our forever franchises – CSR Racing, Empires & Puzzles, Merge Dragons!, Words With Friends and Zynga Poker – as well as Merge Magic!, will drive the vast majority of our performance. We are also targeting the launch of new titles in the second half of the year. Puzzle Combat and FarmVille 3 are progressing well in test markets and our Harry PotterTM title is on track to enter soft launch later in Q1. In addition, we see opportunities to acquire talented teams and franchises around the world to accelerate our growth further.

As a leading mobile-first, free-to-play, live services company, Zynga is well positioned to capitalize on the dynamic growth and innovation ahead for the largest and fastest-growing games platform - mobile.

Q4 Highlights

•	Highest quarterly revenue and bookings performances in Zynga history.
•	Revenue of $404 million, up 63% year-over-year, and bookings of $433 million, up 62% year-over-year.
•	Record online game – or user pay – revenue of $325 million, up 84% year-over-year, and user pay bookings of $354 million, up 80% year-over-year.
•	Record advertising revenue and bookings of $80 million, up 11% and 12% year-over-year, respectively.
•	Words With Friends and Empires & Puzzles both achieved record revenue and bookings quarters.
•	Merge Magic! is off to a great start in its first full quarter post launch.
•	Gram Games and Small Giant Games are collectively performing ahead of our expectations, resulting in contingent consideration expense of $31 million in the quarter.
•	Operating cash flow of $94 million, up 5% year-over-year.

2019 Highlights

•	Best annual revenue and bookings performances in Zynga history.
•	Revenue of $1.32 billion, up 46% year-over-year, and bookings of $1.56 billion, up 61% year-over-year.
•	Online game – or user pay – revenue of $1.05 billion, up 56% year-over-year, and user pay bookings of $1.29 billion, up 76% year-over-year.
•	Record advertising year with advertising revenue and bookings of $274 million, up 17% year-over-year.
•	International revenue and bookings grew 58% and 85% year-over-year, respectively, and now represent 37% of total revenue and 40% of total bookings versus 35% of total revenue and bookings in 2018.
•	Launched two new titles – Game of ThronesTM Slots Casino and Merge Magic!.
•	Acquired Small Giant Games – adding Empires & Puzzles as a new forever franchise to our live services portfolio.
•	Self-published Empires & Puzzles in Asia, which is yielding positive results.
•	Continued to experiment with new platforms and game modes, including the launch of Tiny Royale on Snapchat’s Snap Games platform.
•	Completed the sale-leaseback of our San Francisco headquarters building on July 1, generating net proceeds of approximately $580 million after taxes and fees.
•	Issued $690 million of convertible notes, providing net cash proceeds of approximately $600 million.
•	Delivered net income of $42 million, up 171% year-over-year.
•	Generated operating cash flow of $263 million, up 56% year-over-year and our strongest performance since 2011.
•	Finished the year with cash and investments of $1.54 billion.

Financials

In Q4, we delivered record revenue of $404 million, above our guidance by $39 million and up $156 million or 63% year-over-year, and our highest ever bookings of $433 million, beating our guidance by $18 million and up $166 million or 62% year-over-year. Our better than expected topline results were driven by Words With Friends, a tremendous holiday season for Empires & Puzzles and a meaningful contribution from Merge Magic! in its first full quarter post launch.

We generated user pay revenue of $325 million, up 84% year-over-year, and user pay bookings of $354 million, up 80% year-over-year. We delivered record advertising revenue and bookings of $80 million, up 11% and 12% year-over-year, respectively. Our outsized advertising performance was driven by remarkably strong seasonality that kicked in earlier in Q4 and resulted in higher than expected advertising yields. This was further amplified by strong player engagement throughout the holiday season, as well as one-time benefits from advertising network deals.

Our net increase in deferred revenue was $29 million versus our guidance of a net increase of $50 million and a net increase of $19 million in Q4 2018. The primary drivers of the net increase in deferred revenue were bookings from Empires & Puzzles and Merge Magic!. While the release of this GAAP deferral will have a positive impact on revenue and profitability in future periods, it represented a $29 million reduction in revenue, net income and Adjusted EBITDA in Q4. We ended the year with a deferred revenue balance of $434 million versus $193 million a year ago.

($ in millions) Q4’19 Actuals Q4’18 Actuals Variance $ (Y/Y) Variance % (Y/Y) Q4’19 Guidance Variance $ (Guidance) Variance % (Guidance) Revenue Net income (loss) Bookings Adjusted EBITDA (1) Net release of (increase in) deferred revenue (2) $404 $249 $156 63% $365 $39 11% ($4) $1 ($4) NM ($44) $41 (92%) $433 $267 $166 62% $415 $18 4% $75 $37 $38 103% $25 $50 201% ($29) ($19) ($10) 56% ($50) $21 (42%)

Note: Certain measures as presented differ due to the impact of rounding. NM - not meaningful.

(1)	Adjusted EBITDA includes the net release of (increase in) deferred revenue.
(2)

For clarity, a net release of deferred revenue results in revenue being higher than bookings and is a positive impact to Adjusted EBITDA as reported; a net increase in deferred revenue results in revenue being lower than bookings and is a negative impact to Adjusted EBITDA as reported.

GAAP gross margins decreased to 65% of revenue from 67% in Q4 2018 driven by a higher user pay bookings mix as well as increased amortization of acquired intangible assets.

GAAP operating expenses declined to 64% of revenue from 66% of revenue in Q4 2018 and on a non-GAAP basis, operating expenses decreased to 48% of bookings, down from 53% of bookings in the prior year period. Our strong topline performance resulted in improved R&D and G&A leverage.

We had a net loss of $4 million, $41 million better than guidance, driven by our strong operating performance and lower than expected deferred revenue, partially offset by the increased contingent consideration expense as our acquisitions collectively performed ahead of expectations. Adjusted EBITDA was $75 million, above our guidance by $50 million, also driven by our strong operating performance and lower than expected deferred revenue. Exceptionally strong advertising revenue and lower marketing spend were the primary drivers of our better than expected operating performance.

We generated operating cash flow of $94 million, up 5% year-over-year, bringing our cash and investments balance to approximately $1.54 billion as of December 31, 2019.

Turning to user metrics, our average mobile daily active users (DAUs) were 20 million, down 2% year-over-year. The addition of Empires & Puzzles and Merge Magic! as well as audience growth in Merge Dragons! were more than offset by decreases in older mobile titles, Zynga Poker, chat games and Words With Friends. Our average mobile monthly active users (MAUs) were 66 million, down 13% year-over-year, primarily due to declines in Zynga Poker, chat games and older mobile titles, partially offset by the additions of Empires & Puzzles, Merge Magic! and Merge Dragons!. Average mobile daily bookings per average mobile DAU (ABPU) grew 72% year-over-year to $0.223.

Product

Our live services portfolio, anchored by our forever franchises, was the primary driver of our excellent Q4 results. In addition, Merge Magic! had a successful first full quarter and is on track to become our newest forever franchise.

We are driving strong, recurring growth across our live services through the steady release of innovative bold beats – new content and game play modes designed to engage and attract current, lapsed and new audiences.

CSR2 completed a solid quarter by releasing the exclusive new Lamborghini Sian and launching a six-event ‘Best of British’ collection series that featured prominent British hypercars such as the special McLaren Speedtail. In honor of Bugatti’s 110th anniversary, CSR2 also began a special event series that highlighted 24 different Bugatti cars including CSR2 exclusives La Voiture Noire and the Chiron Super Sport 300+. In Q1, we expect to introduce Elite Customs, a new feature providing players with deeper customization and upgrade options for more of their favorite cars.

Empires & Puzzles once again delivered its best revenue and bookings quarter driven by a strong event cadence that included holiday-themed challenges featuring seasonal characters such as Santa Claus and Mother North. Our strategy to self-publish Empires & Puzzles in Asia is also yielding positive results – the title continues to perform well in South Korea and Japan and is off to a great start in Taiwan. In Q1, Empires & Puzzles expects to introduce a number of new bold beats including an updated Costumes Wardrobe feature, Valor Pass – a brand-new battle pass system offering a seasonal subscription – as well as the long-awaited Season 3.

Merge Dragons! was a strong contributor in Q4 as players enjoyed Halloween, Pets and Thanksgiving themed events that featured unique items and special dragons. The title also introduced its first branded event in collaboration with Emmy Award-winning TV series Rick and Morty™. Over the coming quarters, Merge Dragons! will continue to enhance its Dragon Dens social feature and introduce more seasonal and fun-themed events.

Merge Magic! continued to build momentum in its first full quarter post-launch. Players are enjoying the wide variety of whimsical characters available to collect in the mysterious world of Mythia in addition to special events that featured new creatures such as Batcat, Sorcerer Raven, Wizool, Pacatour and Armomare. As we enter 2020, Merge Magic! is on track to become our newest forever franchise and we expect the title to steadily scale over the coming quarters.

Our Social Slots portfolio had another great quarter as Game of ThronesTM Slots Casino saw positive player reception to the introduction of a new exclusive high limit area, The Highgarden Club, in addition to social features that continue to drive player interaction. Hit It Rich! Slots and Wizard of Oz Slots also performed well in the quarter driven by a holiday themed ‘Quest for the Chest’ event and a new Journeys bold beat, respectively. Looking ahead, we expect to introduce innovative features across the portfolio to surprise and delight our Social Slots players.

Words With Friends achieved its best revenue and bookings quarter driven by strong player engagement and an exceptional advertising performance. In particular, existing features such as Solo Challenge coupled with the introduction of new features including Daily Word Play and Duels drove an increase in words played per DAU. At the beginning of Q4, we also featured a new month-long #WordsWithHope social campaign in support of Breast Cancer Awareness Month. Looking forward, we will continue to enhance favorite in-game features and add exciting new ways to play and progress.

Zynga Poker was a solid contributor in Q4. During the quarter, we updated a key component within the game – Event Challenges – and results from the first three events – King of Diamonds, Winter and New Years – have increased player engagement and monetization. Moving into 2020, we will continue to introduce more events and new features that provide players with additional ways to compete and celebrate wins within the game.

Multi-Year Growth Strategy

We are scaling Zynga through our multi-year growth strategy of: (1) growing our live services, (2) creating new forever franchises and (3) investing in new platforms, markets, and technology that have the ability to further accelerate our growth. We also see opportunities to enhance each of these efforts through acquisitions.

First, our strength in live services is the foundation of our multi-year growth strategy. As we enter 2020, we have a highly diversified live services portfolio anchored by our forever franchises – CSR Racing, Empires & Puzzles, Merge Dragons!, Words With Friends and Zynga Poker – as well as Merge Magic!. In addition, our Social Slots and Casual Cards games are ongoing key contributors to our overall portfolio. Our ambition is to drive strong, recurring growth from our live services through a steady cadence of innovative bold beats – new content and game play modes – that engage and attract current, lapsed and new audiences. All of this is fueled by our proven and scalable live services capabilities comprised of best-in-class product management, data science, user acquisition, advertising and platform relationships.

Second, our goal is to create new forever franchises that add to our live services portfolio. We have an exciting pipeline of new games in various stages of development. Currently, Puzzle Combat and FarmVille 3 are progressing well in test markets and our Harry PotterTM mobile title is on track to enter soft launch later this quarter. These new titles are built within our global studio organization by teams that have been together for years and have a proven track record of developing successful games. We maintain a rigorous approach to engineering hits, which includes careful testing in soft launch and relentless iteration with the goal of delivering long-term player engagement.

Third, we are growing our international revenue and bookings while also innovating and experimenting with new game genres and platforms. Specifically, our decision to self-publish Empires & Puzzles in Asia is driving positive results and we successfully launched Tiny Royale on Snapchat’s Snap Games platform. While our investments in these and other initiatives are still in early stages, we believe that they have the potential to increase our growth over the long term.

Lastly, we see opportunities to acquire talented teams and franchises to further accelerate our growth. Our proven integration approach enables teams to maintain their unique development cultures while leveraging Zynga’s highly scalable studio operations and publishing platform to grow faster together.

2020 Guidance

•	Revenue of $1.6 billion
•	Net increase in deferred revenue of $150 million
•	Bookings of $1.75 billion
•	Net loss of $130 million
•	Adjusted EBITDA of $200 million

In 2020, we expect to deliver $1.6 billion in revenue, up $278 million or 21% year-over-year, comprised of bookings of $1.75 billion, up $186 million or 12% year-over-year, and a net increase in deferred revenue of $150 million, down $92 million or 38% year-over-year.

Our guidance assumes that live services will drive the vast majority of our topline performance. We expect our forever franchises to collectively scale throughout 2020 and anticipate initial contributions from new games that are targeted to launch in the second half of the year.

In 2020, operating leverage will ultimately be a function of our live services performance, user pay versus advertising mix, the timing of new game launches and the level of marketing investment applied to scale our live services and new titles.

For the full year, we anticipate slight pressure on our gross margins due to a higher mix of user pay versus advertising. We expect to see modest improvement in operating leverage from R&D and G&A, which should be more than offset by increased marketing investments on both our live services and new game launches. Our guidance assumes that we will see higher operating margins in the second half of the year as greater topline scale provides stronger leverage from R&D and G&A, partially offset by launch marketing for new game launches.

Q1 Guidance

•	Revenue of $385 million
•	Net increase in deferred revenue of $15 million
•	Bookings of $400 million
•	Net loss of $26 million
•	Adjusted EBITDA of $57 million

In Q1, we expect $385 million in revenue, up $120 million or 45% year-over-year, with bookings of $400 million, up $41 million or 11% year-over-year. Our topline performance will be driven by our live services, which includes the year-over-year additions of Merge Magic! and Game of ThronesTM Slots Casino, as well as growth in Empires & Puzzles and Merge Dragons!. These gains will be partially offset by declines in older mobile and web titles, as well as year-over-year pressure on advertising as we lap prior advertising network optimizations.

We expect a net increase in deferred revenue of $15 million in Q1 2020 versus a net increase of $94 million in Q1 2019. The year-over-year change in this GAAP deferral represents a $79 million year-over-year increase in revenue, gross profit, net income and Adjusted EBITDA.

We expect gross margins to be up year-over-year primarily due to a lower net increase in deferred revenue in Q1 2020 versus Q1 2019, partially offset by the dilutive impact of a stronger user pay mix in Q1 2020 versus Q1 2019.

We expect our GAAP operating expenses as a percentage of revenue to decrease significantly year-over-year primarily due to a lower net increase in deferred revenue and contingent consideration expense in Q1 2020 versus Q1 2019.

Outside of these factors, we also expect modest improvements in year-over-year operating leverage in R&D and G&A, which should be more than offset by higher sales & marketing. In Q1 2020, we plan to ramp our marketing against our live services to maintain momentum over the coming quarters. In particular, we anticipate increased marketing expenses primarily for the year-over-year additions of Merge Magic! and Game of ThronesTM Slots Casino, as well as continued investment in high growth titles such as Empires & Puzzles and Merge Dragons!. In addition, while we are not anticipating the worldwide release of any new games in Q1 2020, we expect to spend modest test marketing on our titles in soft launch.

Closing

Mobile is the largest and fastest growing games platform and is constantly evolving with new devices, technologies and distribution that will expand the overall accessibility of games. As a leading mobile-first, free-to-play, live services company, Zynga is well positioned to capitalize on this opportunity through our highly diversified games portfolio and proven live services capabilities.

Our strong 2019 performance highlights our ability to scale Zynga through our multi-year growth strategy. We expect to build upon this momentum for continued growth in 2020 and are confident in our ability to generate more value for players and shareholders.

Sincerely,
Frank Gibeau Chief Executive Officer	Ger Griffin Chief Financial Officer

Forward-Looking Statements

This letter contains forward-looking statements, including those statements relating to our outlook for the full year and first quarter of 2020, including under the headings “Executive Summary,” “Multi-Year Growth Strategy,” “2020 Guidance” and “Q1 Guidance” and statements relating to, among other things: our operational performance and strategy, including our focus on live services, growth projections relating to our forever franchises, potential to launch new titles in the second half of 2020, potential to accelerate growth through existing efforts and investments in new platforms, markets and technology, and confidence in our ability to grow our business in 2020; our plans to enhance existing games with new features and updates, scale existing games, continue investment in high growth titles, soft launch our Harry PotterTM mobile title, increase marketing expenses and not launch any additional new titles in the first quarter of 2020; our expectation for Merge Magic! becoming a forever franchise; our performance expectations regarding our live services, advertising business, forever franchises and our older mobile and web titles; our opportunities to further scale the business through acquisitions; and our ability to achieve and expectations related to financial projections, including revenue, deferred revenue, bookings, income, adjusted EBITDA, contingent consideration accruals, operating expenses, operating leverage, operating results, operating cash flow and margins.

Forward-looking statements often include words such as “outlook,” “projected,” “intend,” “will,” “anticipate,” “believe,” “target,” “expect,” “positioned,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about factors that could affect our operating results are described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC's website at www.sec.gov.

In addition, the preliminary financial results set forth in this letter are estimates based on information currently available to us. While we believe these estimates are meaningful, they could differ from the actual amounts that we ultimately report in our Annual Report on Form 10-K for the quarter and fiscal year ended December 31, 2019. We assume no obligation and do not intend to update these estimates prior to filing our Annual Report on Form 10-K.

Key Operating Metrics

We manage our business by tracking several operating metrics: “Mobile DAUs,” which measure daily active users of our mobile games, “Mobile MAUs,” which measure monthly active users of our mobile games, and “Mobile ABPU,” which measures our average daily mobile bookings per average Mobile DAU, each of which is recorded and estimated by our internal analytics systems. We determine these operating metrics by using internal company data based on tracking of user account activity. We also use information provided by third parties, including third party network logins provided by platform providers, to help us track whether a player logged in under two or more different user accounts is the same individual. Overall, we believe that the amounts are reasonable estimates of our user base for the applicable period of measurement and that the methodologies we employ and update from time-to-time are reasonably based on our efforts to identify trends in player behavior. However, factors relating to user activity and systems and our ability to identify and detect attempts to replicate legitimate player activity may impact these numbers.

Further, in the first quarter of 2019, we updated our methodologies and approaches for identifying automated attempts to replicate legitimate player activity; when comparing year-over-year user metrics, the amounts reported for the three months ended December 31, 2018 have not been adjusted to reflect any subsequent updates to the reporting and estimation methodologies due to the potential variability in player behavior and other factors that can influence the various data sets. Assuming consistency in the player data profiles across periods, we estimate that the impact of new methodologies on the amounts previously reported during 2018 may reduce our average Mobile DAUs and average Mobile MAUs by approximately 5-10%. As a result, these audience metrics may not be comparable to prior periods.

Mobile DAUs. We define Mobile DAUs as the number of individuals who played one of our mobile games during a particular day. Average Mobile DAUs for a particular period is the average of the Mobile DAUs for each day during that period. Under this metric, an individual who plays two different mobile games on the same day is counted as two DAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, because we do not always have the third party network login data to link an individual who has played under multiple user accounts, a player may be counted as multiple Mobile DAUs. Specifically, Mobile DAUs incrementally include Merge Magic! and the games acquired from Gram Games in May 2018 and Small Giant Games in January 2019 and, accordingly, actual Mobile DAU may be lower than reported due to the potential duplication of these individuals. We use Mobile DAUs as a measure of audience engagement.

Mobile MAUs. We define Mobile MAUs as the number of individuals who played one of our mobile games in the 30-day period ending with the measurement date. Average Mobile MAUs for a particular period is the average of the Mobile MAUs at each month-end during that period. Under this metric, an individual who plays two different mobile games in the same 30-day period is counted as two Mobile MAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, because we do not always have the third party network login data to link an individual who has played under multiple user accounts, a player may be counted as multiple Mobile MAUs. Specifically, Mobile MAUs incrementally include Merge Magic! and the games acquired from Gram Games in May 2018 and Small Giant Games in January 2019 and, accordingly, actual Mobile MAU may be lower than reported due to the potential duplication of these individuals. We use Mobile MAUs as a measure of total game audience size.

Mobile ABPU. We define Mobile ABPU as our total bookings in a given period, divided by the number of days in that period, divided by, the average Mobile DAUs during the period. We believe that Mobile ABPU provides useful information to investors and others in understanding and evaluating our results in the same manner as management. We use Mobile ABPU as a measure of overall monetization across all of our players through the sale of virtual items and advertising.

Our business model around our social games is designed so that, as more players play our games, social interactions increase and the more valuable our games and our business become. All engaged players of our games help drive our bookings and, consequently, both online game revenue and advertising revenue. Virtual items are purchased by players who are socializing with, competing against or collaborating with other players, most of whom do not buy virtual items. Accordingly, we primarily focus on Mobile DAUs, Mobile MAUs and Mobile ABPU, which we believe collectively best reflect key audience metrics.

Non-GAAP Financial Measures

We have provided in this letter certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with U.S. GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this letter to the most directly comparable GAAP financial measures in the following tables. Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this letter with our GAAP financial statements.

Key limitations of our non-GAAP financial measures include:

•

Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average playing period of payers for durable virtual items or as consumed for consumable virtual items;

•

Adjusted EBITDA does not include the impact of stock-based expense, acquisition-related transaction expenses, contingent consideration fair value adjustments, legal settlements and related legal expense, and restructuring expense;

•

Adjusted EBITDA does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange and asset disposition gains and losses, interest expense and interest income;

•

Adjusted EBITDA excludes depreciation and amortization of tangible and intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures.

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$423,323	$544,990
Short-term investments	938,173	36,232
Accounts receivable, net of allowance of $0 at December 31, 2019 and December 31, 2018	140,078	91,630
Restricted cash	30,006	35,006
Prepaid expenses	27,533	26,914
Other current assets	16,557	12,505
Total current assets	1,575,670	747,277
Long-term investments	175,300	—
Goodwill	1,460,933	934,187
Intangible assets, net	233,005	118,600
Property and equipment, net	25,826	266,557
Right-of-use assets	136,972	—
Prepaid expenses	37,815	30,774
Other non-current assets	15,093	49,308
Total assets	$3,660,614	$2,146,703
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,799	$26,811
Income tax payable	649	4,895
Deferred revenue	432,962	191,299
Operating lease liabilities	15,753	—
Other current liabilities	314,805	156,829
Total current liabilities	791,968	479,834
Convertible senior notes, net	570,456	—
Deferred revenue	567	1,586
Deferred tax liabilities, net	33,479	16,087
Non-current operating lease liabilities	130,301	—
Other non-current liabilities	158,413	52,586
Total liabilities	1,685,184	550,093
Stockholders’ equity:
Common stock and additional paid-in capital	3,898,695	3,504,713
Accumulated other comprehensive income (loss)	(125,935)	(118,439)
Accumulated deficit	(1,797,330)	(1,789,664)
Total stockholders’ equity	1,975,430	1,596,610
Total liabilities and stockholders’ equity	$3,660,614	$2,146,703

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenue:
Online game	$324,714	$281,651	$176,928	$1,047,237	$670,877
Advertising and other	79,749	63,642	71,760	274,422	236,331
Total revenue	404,463	345,293	248,688	1,321,659	907,208
Costs and expenses:
Cost of revenue	141,715	133,859	82,842	524,089	304,658
Research and development	104,428	137,487	70,983	505,889	270,323
Sales and marketing	127,715	120,836	67,178	464,091	226,524
General and administrative	26,273	26,774	26,964	99,790	98,941
Total costs and expenses	400,131	418,956	247,967	1,593,859	900,446
Income (loss) from operations	4,332	(73,663)	721	(272,200)	6,762
Interest income	6,110	6,597	1,518	14,039	6,549
Interest expense	(6,813)	(6,728)	(107)	(16,971)	(255)
Other income (expense), net	1,458	313,757	3,239	322,467	13,407
Income (loss) before income taxes	5,087	239,963	5,371	47,335	26,463
Provision for (benefit from) income taxes	8,587	9,880	4,812	5,410	11,006
Net income (loss)	$(3,500)	$230,083	$559	$41,925	$15,457

Net income (loss) per share attributable to common stockholders:
Basic	$(0.00)	$0.24	$0.00	$0.04	$0.02
Diluted	$(0.00)	$0.24	$0.00	$0.04	$0.02

Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	947,633	943,350	860,673	938,709	862,460
Diluted	947,633	973,830	882,769	974,020	889,584

Stock-based compensation expense included in the above line items
Cost of revenue	$383	$407	$347	$1,471	$1,584
Research and development	11,067	12,029	11,124	47,049	42,151
Sales and marketing	2,824	3,046	2,213	11,277	8,495
General and administrative	5,741	5,857	4,319	21,685	16,009
Total stock-based compensation expense	$20,015	$21,339	$18,003	$81,482	$68,239

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net income (loss)	$(3,500)	$230,083	$559	$41,925	$15,457
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	19,627	19,069	12,695	79,445	42,057
Stock-based compensation expense	20,015	21,339	18,003	81,482	68,239
(Gain) loss from sale of building, investments and other assets and foreign currency, net	(420)	(313,708)	(234)	(314,513)	263
(Accretion) and amortization on marketable securities	(2,652)	(1,846)	(687)	(4,883)	(2,730)
Noncash lease expense	4,394	3,612	—	11,167	—
Noncash interest expense	6,147	6,086	—	13,241	—
Noncash consideration received	—	—	—	—	(1,494)
Change in deferred income taxes and other	5,405	11,864	(1,557)	(16,762)	(3,366)
Changes in operating assets and liabilities:
Accounts receivable, net	9,890	(5,926)	15,323	(22,546)	22,625
Prepaid expenses and other assets	(18,566)	(3,651)	(3,584)	(15,057)	(18,417)
Accounts payable	1,834	4,449	17,803	(1,005)	(810)
Deferred revenue	28,527	50,165	18,580	234,681	62,338
Income tax payable	(5,034)	(5,202)	3,064	(10,176)	(2,116)
Operating lease and other liabilities	28,382	52,281	9,965	185,829	(13,806)
Net cash provided by (used in) operating activities	94,049	68,615	89,930	262,828	168,240
Cash flows from investing activities:
Purchases of investments	(694,592)	(749,533)	(66,397)	(1,568,216)	(333,832)
Maturities of investments	411,000	24,000	135,500	451,500	519,800
Sales of investments	29,962	9,941	79,169	44,890	89,168
Acquisition of property and equipment	(4,838)	(8,841)	(3,964)	(23,637)	(11,469)
Proceeds from sale of building and other property and equipment, net	54	580,536	—	580,679	33
Business acquisitions, net of cash acquired and restricted cash held in escrow	—	(2,459)	(365)	(301,816)	(222,440)
Release of restricted cash escrow from business combinations	(25,000)	—	—	(35,000)	(22,800)
Other investing activities, net	(266)	—	146	(265)	521
Net cash provided by (used in) investing activities	(283,680)	(146,356)	144,089	(851,865)	18,981
Cash flows from financing activities:
Proceeds from issuance of debt, net	—	(530)	99,100	672,152	99,100
Purchase of capped calls	—	—	—	(73,830)	—
Repayment of debt	—	—	—	(101,364)	—
Taxes paid related to net share settlement of stockholders' equity awards	(11,163)	(10,808)	(6,444)	(49,590)	(25,807)
Repurchases of common stock	4,968	5,490	(17,760)	—	(91,570)
Proceeds from issuance of common stock	—	—	1,043	17,489	9,969
Acquisition-related contingent consideration payment	—	(12,900)	—	(12,900)	—
Other financing activities, net	—	—	—	(326)	—
Net cash provided by (used in) financing activities	(6,195)	(18,748)	75,939	451,631	(8,308)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	4,703	(5,408)	(1,415)	10,739	(4,594)

Net change in cash, cash equivalents and restricted cash	(191,123)	(101,897)	308,543	(126,667)	174,319
Cash, cash equivalents and restricted cash, beginning of period	644,452	746,349	271,453	579,996	405,677
Cash, cash equivalents and restricted cash, end of period	$453,329	$644,452	$579,996	$453,329	$579,996

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Reconciliation of Revenue to Bookings: Total
Revenue	$404,463	$345,293	$248,688	$1,321,659	$907,208
Change in deferred revenue	28,934	49,513	18,578	242,402	62,334
Bookings: Total	$433,397	$394,806	$267,266	$1,564,061	$969,542

Reconciliation of Revenue to Bookings: Mobile
Revenue	$386,621	$327,578	$227,709	$1,247,734	$815,521
Change in deferred revenue	29,507	49,983	19,881	245,650	66,983
Bookings: Mobile	$416,128	$377,561	$247,590	$1,493,384	$882,504

Reconciliation of Revenue to Bookings: Advertising
Revenue	$79,709	$63,599	$71,569	$274,152	$234,086
Change in deferred revenue	9	155	(351)	281	714
Bookings: Advertising	$79,718	$63,754	$71,218	$274,433	$234,800

Reconciliation of Revenue to Bookings: International
Revenue	$156,732	$132,726	$87,002	$495,100	$313,234
Change in deferred revenue	21,988	28,918	7,236	131,691	25,290
Bookings: International	$178,720	$161,644	$94,238	$626,791	$338,524

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(3,500)	$230,083	$559	$41,925	$15,457
Provision for income taxes	8,587	9,880	4,812	5,410	11,006
Other (income) expense, net	(1,458)	490	(3,239)	(8,220)	(13,407)
Interest income	(6,110)	(6,597)	(1,518)	(14,039)	(6,549)
Interest expense	6,813	6,728	107	16,971	255
Restructuring expense, net	—	—	13	—	1,008
Depreciation and amortization	19,627	19,069	12,695	79,445	42,057
Acquisition-related transaction expenses	—	—	844	7,588	2,553
Contingent consideration fair value adjustment	31,400	60,764	2,500	201,564	5,500
(Gain) loss on legal settlements and related legal expense	—	—	2,333	(10,664)	2,333
Gain on sale of building, net of transfer tax(1)	—	(314,247)	—	(314,247)	—
Stock-based compensation expense	20,015	21,339	18,003	81,482	68,239
Adjusted EBITDA	$75,374	$27,509	$37,109	$87,215	$128,452

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
GAAP operating expense	$258,416	$285,097	$165,125	$1,069,770	$595,788
Restructuring expense, net	—	—	(13)	—	(981)
Amortization of intangible assets from acquisition	—	—	(437)	(291)	(1,881)
Acquisition-related transaction expenses	—	—	(844)	(7,588)	(2,553)
Contingent consideration fair value adjustment	(31,400)	(60,764)	(2,500)	(201,564)	(5,500)
Gain (loss) on legal settlements and related legal expense	—	—	(2,333)	10,664	(2,333)
Stock-based compensation expense	(19,632)	(20,932)	(17,656)	(80,011)	(66,655)
Non-GAAP operating expense	$207,384	$203,401	$141,342	$790,980	$515,885

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities	94,049	68,615	89,930	262,828	168,240
Acquisition of property and equipment	(4,838)	(8,841)	(3,964)	(23,637)	(11,469)
Free cash flow	$89,211	$59,774	$85,966	$239,191	$156,771
(1)

The gain on the sale of the building, net of transfer tax, was recorded within “Other income (expense), net” in our consolidated statement of operations for the three months ended September 30, 2019 and twelve months ended December 31, 2019.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP FIRST QUARTER 2020 GUIDANCE

(In thousands, except per share data, unaudited)

	First Quarter 2020 Guidance	First Quarter 2019 Actual	Variance
Reconciliation of Revenue to Bookings
Revenue	$385,000	$265,403	$119,597
Change in deferred revenue	15,000	94,082	(79,082)
Bookings	$400,000	$359,485	$40,515

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(26,000)	$(128,828)	$102,828
Provision for (benefit from) income taxes	10,000	(10,252)	20,252
Other income, net	—	(3,374)	3,374
Interest income	(5,000)	(443)	(4,557)
Interest expense	8,000	1,262	6,738
Depreciation and amortization	20,000	21,080	(1,080)
Acquisition-related transaction expenses	—	7,356	(7,356)
Contingent consideration fair value adjustment	25,000	85,500	(60,500)
Gain on legal settlements and related legal expense	—	(9,627)	9,627
Stock-based compensation expense	25,000	18,773	6,227
Adjusted EBITDA	$57,000	$(18,553)	$75,553

Basic and diluted net loss per share	$(0.03)	$(0.14)	$0.11

GAAP basic and diluted shares	950,000	926,230	23,770

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP FISCAL YEAR 2020 GUIDANCE

(In thousands, except per share data, unaudited)

	Fiscal Year 2020 Guidance	Fiscal Year 2019 Actual	Variance
Reconciliation of Revenue to Bookings
Revenue	$1,600,000	$1,321,659	$278,341
Change in deferred revenue	150,000	242,402	(92,402)
Bookings	$1,750,000	$1,564,061	$185,939

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(130,000)	$41,925	$(171,925)
Provision for (benefit from) income taxes	35,000	5,410	29,590
Other income, net	—	(8,220)	8,220
Interest income	(20,000)	(14,039)	(5,961)
Interest expense	30,000	16,971	13,029
Depreciation and amortization	80,000	79,445	555
Acquisition-related transaction expenses	—	7,588	(7,588)
Contingent consideration fair value adjustment	100,000	201,564	(101,564)
Gain on legal settlements and related legal expense	—	(10,664)	10,664
Gain on sale of building, net of transfer tax(1)	—	(314,247)	314,247
Stock-based compensation expense	105,000	81,482	23,518
Adjusted EBITDA	$200,000	$87,215	$112,785

Basic net income (loss) per share	$(0.14)	$0.04	$(0.18)
Diluted net income (loss) per share	$(0.14)	$0.04	$(0.18)

GAAP basic shares	960,000	938,709	21,291
GAAP diluted shares	960,000	974,020	(14,020)
(1)	The gain on the sale of the building, net of transfer tax, was recorded within “Other income (expense), net” in our consolidated statement of operations for the twelve months ended December 31, 2019.